Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated April 15, 2026 (which includes an explanatory paragraph relating to Rain Enhancement Technologies Holdco, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Rain Enhancement Technologies Holdco, Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

July 13, 2026